Proposal

LABURNUM VENTURES INC.

Shareholder - Management

Awareness Program

Presented By

May 15, 2009

Introduction

Mission

To structure a professional Corporate Relations program that is consistent and effective in today’s ever-changing market place. The program will be designed to create a strong, loyal shareholder base. It is Fenco’s mandate to keep shareholders and potential shareholders informed of your company’s ongoing developments, allowing management to concentrate on the growth of the core business.

Investor & Shareholder Action Plan

Corporate Relations

Fenco will provide an ongoing professional Corporate Relations program designed to give current and potential shareholders confidence in your Company and their investment. This would include but not be limited to the following:

•	Provide a dedicated toll free telephone line that will be answered from 8:00am to 4:00pm PST.
•	Provide a corporate email address.
•	Respond to current and potential investor inquiries via:
        Telephone
        Email
        Fax
        Mail
•	Maintain an investor:
        Database
        Fax database
        Email database
These databases are and will remain, the exclusive property of Laburnum
•	Update collateral material as needed
•	Update corporate web site as needed

Objectives

•	Disseminate information to the general public on corporate development and possibly convert potential shareholders into loyal shareholders.

Research & Preparation

•	Determine core message for potential investors and shareholders
•	Develop and maintain a database of investors

Tactics
•	Maintain communication with shareholders through timely delivery of:
•	Corporate news releases
•	Press and analyst reports
•	Corporate updates
•	Industry related updates
•	Monitor stock price and volume for inconsistencies

Proposed Budgeting

Based on Laburnum’s current status and plans over the coming year, a budget estimate will be generated which will provide the company with a level of investor-relations resources commensurate with its expected corporate and financial needs. Costs will consist of a basic monthly retainer and approved expense reimbursements.

Recurring Cost

•	Telephone
•	Email
•	Web site

Nonrecurring Cost

Collateral Material
•	Investor information packages
Design
Folders
Stationary package
Flyers
Brochures
Executive summary
Product and service brochures
Corporate information summary sheet
Other materials as agreed with Company
•	Due diligence package

Corporate Website www.

•	Review existing content
•	Review content (ongoing)
•	Update as required (news releases etc.)

All material will be generated on a cost only basis upon the approval of management.

Start date: June 18, 2009

Fenco does not guarantee LABURNUM stock price or volume results, nor endorses any group that does.

CONSULTING AGREEMENT

THIS AGREEMENT is made effective this 18th day of June, 2009.

BETWEEN:

LABURNUM VENTURES INC., a body incorporated under the laws of the Nevada, having its head office at 630 – 1188 West Georgia Street Vancouver, BC V6E 4A2

     (hereinafter called the "Company")
OF THE FIRST PART
AND:

PETER FENTIMAN dba: FENCO COMMUNICATIONS having an office at 306-3680 Banff Court, North Vancouver, BC V7H 2Y7

(hereinafter called the "Consultant")
OF THE SECOND PART
WHEREAS:

A.	The Consultant is a business, performing Corporate Relations and Consulting services;

B.
The Company is desirous of retaining the services of the Consultant and the consultant has agreed to serve the Company as an independent contractor upon the terms and conditions hereinafter set forth; Corporate Relations consultant;

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

Section 1 – Services

1.01
Subject to sections 2, 3 and 9 hereof and to the control and direction of the Board of Directors of the Company, the Company hereby retains the Consultant to provide Corporate Relations and related consulting services as described in the Proposal (the "Services") to the Company, and the Consultant covenants and agrees to provide the “Services” to the Company.

1.02	During the Term, the Consultant shall provide the “Services” to the Company in a timely manner.

Section 2 – Term of Contract

2.01
The term of this Agreement (the "Term") shall be for a period of six months (6 months) from the date of this Agreement and will be continued until severed by mutual agreement, or terminated as set out in section 5.

Section 3 – Compensation

3.01
During the term of this Agreement, Laburnum shall pay the Consultant a Fee (the "Fee") of CDN $5,000.00 per month plus GST for Services provided to the Company, payable on the eighteenth business day of each calendar month against invoices for the services performed by the Consultant hereunder during the respective calendar month.

3.02
The Consultant accepts the amount specified under Section 3.01 as payment in full for all services to be provided by the Consultant and shall be responsible for the payment of its income or withholding taxes or GST as shall be required by any governmental entity with respect to compensation paid by the Company to the Consultant and the Consultant shall save the Company harmless from and indemnify the Company for any and all liabilities therefrom.

3.03	The Consultant shall invoice Laburnum on a monthly basis in advance for services rendered.

3.04
The Consultant shall bill all expenses of routine communications, including phone, postage, fax, etc., on an itemized and documented basis.  For material expenses in any single instance exceeding CDN $1,000 for any dissemination or distribution programs or related expenses, specific approval shall be sought in writing prior to incurring such expenses, and these will be paid in advance by Company prior to being incurred. The Consultant shall be reimbursed for all business, traveling and other out-of-pocket expenses and disbursements actually and properly incurred by the Consultant in connection with the provision of the Services, provided that the Consultant submits to the Company detailed invoices and supporting documentation acceptable to the Company, acting reasonably. The Consultant shall invoice the Company for such expenses monthly in arrears. The Company shall pay all such invoices promptly. The Consultant shall not incur expenses greater than CDN $1,500 in any given month without the prior written approval of the Company.

Section 4 – Intellectual Property / Confidentiality

4.01
The Consultant shall not, either during the Term or at any time thereafter, disclose the private affairs of the Company, or any secrets of the Company to any person other than the Directors of the Company and shall not (either during the Term or at any time thereafter) use for the Consultant's own purposes or for any purpose other than those of the Company any information the Consultant may acquire in relation to the business and affairs of the Company.

4.02	The Consultant shall well and faithfully serve the Company during the Term and, subject to section 9.01 hereof, use his best efforts to promote the interests of the Company.

4.03
The Company is aware that the Consultant has now and will continue to have business interests in other companies and the Company recognizes that these companies will require a certain portion of the Consultant’s time.  The Company agrees that the Consultant may continue to devote time to such outside interests, PROVIDED THAT such interests do not conflict with, in any way, the time required for the Consultant to perform its duties under this Agreement.

Section 5 –Termination

5.01	This Agreement may be terminated by the Consultant at any time on seven (7) days' prior written notice and by the Company on seven (7) days prior written notice if:

5.02
After notice, the Company at its option may waive the requirement that the Consultant continue to provide the “Services” during the applicable notice period or the Consultant at his option may discontinue providing the “Services” during the applicable notice period, but, in any event, the Company shall continue to pay the “Fee” during the applicable notice period; thereafter, neither the Consultant nor the Company shall have any further obligations hereunder.

5.03
In the event this Agreement is terminated by reason of default on the part of the Consultant, then at the request of the Board of Directors of the Company, the Consultant shall forthwith resign any position or office, which he then holds with the Company.

Section 6 – Assignment

6.01
The services to be performed by the Consultant pursuant hereto are personal in character, and except that the Consultant shall be at liberty to assign this Agreement, with notice, to a company controlled by him, neither this Agreement nor any rights or benefits arising hereunder are assignable by the Consultant without the previous written consent of the Company.

6.02
The provisions of this Agreement shall enure to the benefit of and be binding upon the Consultant, the Company and their respective successors and assigns. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity, which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Consultant or the Company, as the case may be, provided that the Company has provided written approval of such merger, purchase or otherwise.

Section 7 – Notice

7.01
Any notice in writing required or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered or faxed to the Consultant or mailed by registered mail, postage prepaid, addressed to the Consultant at his address as shown on page 1 hereof.
Any such notice mailed in Canada as aforesaid shall be deemed to have been received by the Consultant on the third business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be sufficiently given if delivered or faxed to the Company or mailed by registered mail, postage prepaid, addressed to the Company at its address as shown on page 1 hereof. Any such notice mailed in Canada as aforesaid shall be deemed to have been received by the Company on the third business day following the date of mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

Section 8 – Governing Law

8.01
This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of British Columbia and the parties hereby irrevocably attorn to the jurisdiction of the courts of such Province for this purpose.

Section 9 – Complete Agreement

9.01
If any provision, word or clause of this Agreement shall be held to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect the remaining provisions of this Agreement which shall be fully severable, and this Agreement shall be construed and enforced without regard to such illegal, invalid or unenforceable provision. This Agreement contains the entire agreement between the parties hereto in respect of the subject matter hereof and hereby supersedes any other such oral or written agreements between the parties.

Section 10 – Compliance with Laws

10.1	The Consultant covenants and agrees with the Company that:

a)	it shall not begin to provide the Services until two days after an investors relations notice has been filed on SEDAR in accordance with NI 51-509;

b)	in performing its duties hereunder, it will comply with all applicable securities legislation and regulations;

c)	it will not use confidential information relating to the Company’s business and affairs until the Company has complied with the continuous disclosure requirements applicable to them;

d)
it will not disclose the private affairs of the Company or any secrets of the Company to any persons other than the board of directors of the Company or as may be required by the laws of the United States or any states therein;

e)	it will act in the best interests of the Company and will not make any misrepresentations whatsoever with respect to the Company’s business and affairs;

f)
it will provide any documentation that it intends to forward to potential or existing shareholders to the Company for its review and approval prior to distribution and will only send out information to investors and/or the general public that has been approved by the Company;

g)	it will not disseminate any press releases until they has been approved for dissemination by the Company;

h)	it will only send out information by way of electronic mail to individuals who have subscribed to an “opt-in” mailing list;

i)	it will not to send out mass or “spam” emails; and

j)
it will not disclose any information about the Company, its subsidiaries, its business, and/or its subsidiaries to anyone prior to the information being released to the general public, unless specifically given permission to make the specific disclosure by the Company.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

THE COMMON SEAL of                                  )

LABURNUM VENTURES INC.                         )
)
)
)  per:     /s/ Tom Brown
                                                                     )            Tom Brown
)            Authorized Signatory
)
)            June 18, 2009
                                                                                  Date

SIGNED, SEALED AND DELIVERED by)
Fenco Communications                                )
)
)
)  per:     /s/ Peter Fentiman
                                                                     )            Peter Fentiman
)            Authorized Signatory
)
)            June 18, 2009
)            Date